Firstar Financial Services                                     EXHIBIT 4.4

   [Firstar Logo]

                                November 27, 1996




   Hein-Werner Corporation
   2120 Pewaukee Road
   Waukesha, Wisconsin  53187

   Attn:  Mr. Joseph Dindorf, President

   Gentlemen:

   Please refer to the Revolving Loan and Security Agreement by and between Firstar Financial Services, a division of Firstar Bank Milwaukee, N.A. ("FFS"), and Hein-Werner Corporation, dated October 13, 1993, with amendments thereto ("Agreement"). This letter shall serve to further amend the Agreement as follows:

   Effective November 1, 1996, the fourth sentence of subsection (a) of
   Section 1.  LOANS AND SECURITY INTEREST shall be amended to read:

             "The interest rate hereunder shall be computed at an annual rate equal to .65 percent plus the rate announced from time to time by Lender as its `prime rate,' which may or may not be the best rate available at said bank; provided such interest rate shall increase by 1/4 percent if Debtor's financial statements for its fiscal year ending December 31, 1996 or any fiscal year thereafter shows a consolidated loss, but shall not be increased above .9 percent plus the rate announced from time to time by Lender as its `prime rate,' which may or may not be the best rate available at said bank."

   In all other respects, the Agreement remains unchanged and in full force and effect.

   The foregoing amendments are contingent upon the approval of the participant in this loan: Mercantile Business Credit, Inc.

   If the above agrees with your understanding and approval, please indicate same by signing the original of this letter and returning it to the undersigned. (NOTE: If you return executed documents via facsimile, you must also return the original executed documents. You agree FFS may rely on facsimile signatures for all purposes and without any liability to you.) If the preconditions (if any) to this amendment are not satisfied or if this amendment letter is not executed and returned to FFS on or before December 6, 1996, then the proposed amendments herein may be withdrawn by FFS by written notice to you. The amendments set forth herein and any accompanying documents will be deemed effective and accepted in Milwaukee, Wisconsin, upon our receipt of the executed documents.

                                      Sincerely,

                                      /s/ Michael A. Hintz

                                      Michael A. Hintz
                                      Division Vice President

   Enclosure
   cc:  Gilbert L. Southwell, III


   Agreed to this 1st day of November, 1996.

   HEIN-WERNER CORPORATION



   By:  /s/ Joseph L. Dindorf
   Name and Title:  President and Chief Executive Officer

   The undersigned guarantors of the indebtedness of Hein-Werner Corporation hereby consent to the foregoing amendments and confirm that their guaranties remain in full force and effect.


   BLACKHAWK COLLISION REPAIR, INC.


   By:  /s/ Joseph L. Dindorf
   Name and Title:  President and Chief Executive Officer

   HEIN-WERNER OF CANADA, LTD.


   By:  /s/ Joseph L. Dindorf
   Name and Title:  President and Chief Executive Officer

   HEIN-WERNER EXPORT CORP.


   By:  /s/ Joseph L. Dindorf
   Name and Title:  President and Chief Executive Officer